FOR IMMEDIATE RELEASE                        CONTACT: Thomas P. Scottino
04/21/99                                              (630)378-7504
                                          						      tom.scottino@tellabs.com
						                                                www.tellabs.com

       			TELLABS ANNOUNCES TWO-FOR-ONE STOCK SPLIT,
			            GOAL TO TRIPLE SALES BY 2003

Lisle, Ill. - Tellabs, Inc., announced today that its Board of Directors approved a two-for-one stock split of the company's common shares.
New shares will be issued on May 17 to shareholders of record on May 3.

At the company's Annual Stockholders' Meeting today, Tellabs President and CEO Michael J. Birck discussed a company stretch objective dubbed
"X3 by '03." This goal calls for Tellabs to triple annual sales by the year 2003. "In October 1995, Tellabs' people heartily embraced a "2B by 2K" objective to achieve $2 billion in annual revenue by the year 2000," Birck said. "Since it looks that we will achieve that objective one year early, it's only appropriate that we set our sights on the next goal -- $6 billion in revenue by 2003."

In other business conducted at the meeting, current Tellabs Directors Brian J. Jackman, Stephanie Pace Marshall and William F. Souders were re-elected to new three-year terms on the company's Board of Directors.

As of April 2, 1999, Tellabs had approximately 195.8 million common shares outstanding.

Tellabs designs, manufactures, markets and services voice and data transport and network access systems. The company's products are used worldwide by the providers of communications services. Tellabs stock is listed on the Nasdaq Stock Market (TLAB).